Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2017, with respect to the consolidated financial statements included in the Annual Report of Innocoll Holdings plc on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of Innocoll Holdings plc on Form S-8 (File No. 333-211801) and the Registration Statement of Innocoll AG on Form F-3 (File No. 333-207184).

/s/ Grant Thornton

Dublin, Ireland

March 16, 2017